UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 11, 2010 (June 8, 2010)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA		19317
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 8, 2010, the Registrant’s wholly owned subsidiary, Endo Pharmaceuticals Inc., (“Endo”) and Penwest Pharmaceuticals Co. (“Penwest”) (collectively, “the parties”) entered into the Fifth Amendment to the Strategic Alliance Agreement (the “Fifth Amendment”) between the parties. Under the Fifth Amendment, the parties agreed that (i) the royalty rate on net sales of Opana ER under the Strategic Alliance Agreement would be capped at 22% during the period from April 1, 2010 through December 31, 2012 (the “2010-2012 Royalty Period”), provided that with respect to the fourth quarter of 2012 the rate would be adjusted to a rate that would result in the aggregate royalties paid to Penwest for the 2010-2012 Royalty Period being $7.3 million less than such aggregate royalties would have been if the royalty rates had not been capped at 22%, and (ii) the royalty rate on net sales of Opana ER under the Strategic Alliance Agreement would be capped at 20% during 2013, provided that with respect to the fourth quarter of 2013 the rate would be adjusted to a rate that would result in the aggregate royalties paid to Penwest for 2013 being $700,000 less than such aggregate royalties would have been if the royalty rates had not been capped at 20%.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety to the full text of the Fifth Amendment, which will be filed with the exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: June 11, 2010